Exhibit 99.1

Intrexon Announces Transfer of Stock Listing to Nasdaq

Ticker symbol to remain “XON”

GERMANTOWN, MD, September 12, 2018 – Intrexon Corporation (NYSE: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, today announced that it is transferring its stock exchange listing from the New York Stock Exchange (NYSE) to the Nasdaq Global Select Market (Nasdaq). Intrexon will retain the “XON” ticker with trading on the Nasdaq exchange expected to begin on September 25, 2018.

“Following a careful review, we have concluded that our shareholders will be served better by our listing on Nasdaq, with its superior technology, trading liquidity, visibility and opportunities for investor outreach,” said Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “We look forward to our partnership with Nasdaq.”

“Intrexon has been driving innovation in the biotechnology industry with its development and engineering in synthetic biology,” said Nelson Griggs, President of Nasdaq Stock Exchange. “As home to the leading biotechnology companies, we are excited to be their exchange partner as the company strives to help address some of the world’s most pressing challenges.”

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Trademarks

Intrexon, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information regarding Intrexon Corporation, contact:

Investor Contact: Steven Harasym Vice President, Investor Relations Tel: +1 (214) 721-0607 investors@dna.com	Corporate Contact: Marie Rossi, PhD Vice President, Communications Tel: +1 (301) 556-9850 publicrelations@dna.com